EXHIBIT 99.2





[ENTECH SOLAR, INC. LOGO]
    [GRAPHIC OMITED]
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FOR RELEASE ON MONDAY, 1/12 AT 8:00 A.M. ET
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                    WORLDWATER & SOLAR TECHNOLOGIES CHANGES
                              NAME TO ENTECH SOLAR


FORT  WORTH,  TX-  January 12, 2009- WorldWater & Solar Technologies Corp., (OTC
BB: WWAT.OB), a leader in concentrating solar energy systems, announced today that it has changed its corporate name to Entech Solar, Inc. (the "Company"), effective January 12, 2009. The Company's ticker will remain "WWAT.OB" temporarily until the Company is reassigned a new one. ENTECH, Inc. will continue as a subsidiary of Entech Solar, Inc.

"Entech Solar is a name that more accurately reflects the transformation of our business since our acquisition of ENTECH in January 2008," said Frank Smith, Entech Solar's CEO. "Today, we are a concentrating solar technology company focused on providing our advanced, cost-competitive modules to commercial and industrial customers. Entech's core strategy will be on manufacturing and selling the company's breakthrough ThermaVolt product, a combined photovoltaic and thermal concentrating solar system."

WorldWater & Solar Technologies acquired ENTECH, Inc. in January 2008. ENTECH has been researching and developing concentrating solar systems for 25 years, making it one of the most experienced concentrating solar companies in the industry. Since the acquisition, the Company has dedicated its resources to commercializing its ThermaVolt system, which produces both electricity and thermal energy, making it one of the most efficient solar systems today.

"We have seen a lot of solar technologies, but haven't found anything as exciting as the ThermaVolt system, which is a true game changer for the industry. We believe it will be the leader in the combined heat and power market," said David Anthony, Director of Entech Solar and Managing Director of 21 Ventures.

In conjunction with the name change, Entech Solar has also relocated its headquarters from Ewing, NJ, to Fort Worth, TX, where its state-of-the-art, 70,000 square foot, 200MW capacity manufacturing facility is located.

ABOUT ENTECH SOLAR

Entech Solar is a leading provider of concentrating solar energy systems. Entech designs, manufactures and installs systems that provide both electricity and thermal energy for commercial and industrial applications. Entech uses its proprietary concentrating photovoltaic and thermal (CPVT) technology to deliver the ThermaVolt system, which produces cost-competitive distributed energy. For more information, please visit www.entechsolar.com.
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ENTECH SOLAR PRESS CONTACT:
Amy Copeman
(609)818-0700 ext. 58 or
acopeman@entechsolar.com
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ENTECH SOLAR INVESTOR RELATIONS CONTACT:
Chris Witty
(646) 438-9385
cwitty@darrowir.com
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